EXHIBIT 10.105

                                    AGREEMENT

         THIS AGREEMENT is made and entered into this 8th day of January, 1996, by and between the CLINIMETRICS RESEARCH ASSOCIATES, INC., a California corporation with offices located at 2025 Gateway Place, Suite 410, San Jose, CA 95110 (hereinafter "CRA") and BIOMUNE SYSTEMS, INC. with offices located at 540 Arapeen Drive, Suite 202, Salt Lake City, UT 84108 (hereinafter "CLIENT").


                                    RECITALS

     WHEREAS, CRA is the business of providing clinical research development and other related services; and

     WHEREAS, CLIENT is in the business of developing thereapeutic agents which utilizes services such as those offered by CRA.

     NOW THEREFORE, the parties agree as follows:


                                   AGREEMENTS

                               Services Performed

     1. In consideration of the compensation hereinafter provided for, CRA shall perform the following services for Client: clinical trial design and implementation, clinical trial monitoring, site management, data analysis and reporting, and other related services as requested by Client.

     It is expected that CRA will perform services at its place of business and at Client's place of business, as necessary. CRA will comply with Client's Standard Operating Procedures and work under the direction of Client's personnel.

                                  Compensation

     2. For performing the above-stated services CRA shall be compensated by Client as follows (refer to APPENDIX A for cost estimates):

          a) Client shall pay an hourly rate of $65 per hour for protocol development, case report form design, site recruitment and management services.

          b) Site monitoring services performed by, if travel of more than 50 miles from CRA's place of business is required, shall be paid by Client to CRA at the per diem rate of $520 per day plus expenses as set forth in paragraph 7 hereinunder. If travel requires transit of greater than or equal to 1,000 miles, CRA shall be compensated one full travel day by Client at the per diem rate of $520. Only one travel day will be paid per contiguous trip. For the purposes of this section per diem will be defined as any services performed on any given calendar date regardless of the number of hours.

          c) Client shall pay an hourly rate of $35 per hour for data entry and data management services.

          d) Client shall pay an hourly rate of $80 per hour for database development and programming services.

          e) Client shall pay an hourly rate of $125 per hour for statistical analysis and reporting services.

          f) Client shall reimburse CRA for the cost of producing case report forms and study manuals.

          g) Client shall make all payments to CRA in accordance with paragraphs
     (a), (b), (c), (d), (e), and (f) within thirty days of receipt of an invoice from CRA itemizing the number of work days or a fractional part thereof on which services were rendered and associated expenses. All payments are to be made to CRA in Santa Clara County, California, or as directed by CRA.

                            Hiring of CRA's Employees

     3. In the event Client hires any of CRA's employees without the prior written approval of CRA, Client shall pay to CRA a sum equivalent to one third of such employee's annual salary at the time of his/her termination of employment at CRA.

                                 Indemnification

     4. CRA shall perform its services in accordance with Client's standard operating procedures and under the direction of Client's personnel services. Therefore, Client shall indemnify and hold CRA harmless from any and all liability which may result to Client and third parties as a direct result of the performance of services by CRA for Client under the terms of this Agreement.

                                   Inventions

     5. To the extent that CRA is not precluded from doing so by a preexisting contract, and if , during any period of CRA's service or as a result of such service, CRA conceives, makes, or develops any inventions relating in any way to Client's business or that of its subsidiaries or affiliates, CRA will (a) give notice thereof to Client; (b) assign to Client all of CRA's rights therein; and
(c) execute any necessary papers and otherwise reasonably cooperate with Client in securing of patents on such inventions.

                         Confidentiality/Non-Disclosure

     6. CRA shall, both during and subsequent to CRA's services, keep confidential any technical or other information of a confidential nature, including knowledge of our projects and general activities and any information not publicly disclosed relating to business which CRA may acquire through CRA's consulting activities or otherwise. CRA will not disclose such information in any matter without Client's express written permission. Title to all property involved shall remain exclusively in Client. Upon termination of services, or upon request at any time, CRA shall account for, and return to Client all papers containing any such confidential information.

                                 Travel Expenses

     7. Client shall reimburse CRA for reasonable travel and living expenses for its employees incurred in connection with work performed by CRA in accordance with this Agreement. Reimbursements shall include but are not limited to airfare, lodging, meals, tips, car rental, telephone, postage and automobile mileage.

                             Limitation of Authority

     8. CRA and Client are, and shall at all times be, independent contractors. Neither party is a partner, employer, co-venturer or employee of the other, and neither shall represent to any third party anything to the contrary.

          a) Without limiting the foregoing, neither party shall have the authority whatsoever to execute any agreement on behalf of the other party, nor shall either party have any authority to negotiate any such agreement except as the other party may expressly direct in writing. Each party shall be responsible for meeting the tax requirements and Worker's Compensation for its own employees.

          b) It is agreed that CRA is to have complete freedom of action to the details, methods, and means of performing these services. It is further understood that CRA is retained and has contracted with Client only for the purposes and to the extent set forth in this Agreement, and CRA's relation to Client and any of its subsidiary companies shall, during the period of CRA's retainer and services, be that of an independent contractor, and CRA shall be free to dispose of such portion of CRA's entire time, energy, and skill as CRA is not obligated to devote to Client and its subsidiaries, in such manner as CRA sees fit and to such persons, firms, or corporations as CRA deems advisable so long as same does not create a conflict of interest between Client and such other persons, firms or corporations.

                              Term and Termination

     9. a) The term of this Agreement shall commence upon the date set forth above and shall continue hereafter for a renewable period of one (1) year unless and may be renewed for additional one year periods by either party upon issuance of thirty (30) days prior written notice to the other party. In addition, either party hereto shall, without further notice have the immediate right to terminate this Agreement if any of the following events or conditions occur:

               i) A petition for bankruptcy is filed by or against either party hereto which is not discharged within sixty (60) days;

              ii) A default by the other party hereto in the performance of any of the material obligations under the terms of this Agreement is not cured within thirty (30) days of such parties receipt of written notice of such default;

             iii) Upon assignment of this Agreement to a third party by Client;

          b) Notice of continuation of the Agreement for additional one-year (twelve-month) periods shall be given by Client to CRA at least two (2) months prior to the end of the current one-year period. Compensation may be modified or additional consideration given by mutual agreement of the parties.

                                 Attorney's Fees

     10. In the event of any litigation or arbitration between the parties arising from this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief granted or awarded, its reasonable costs and expenses (including attorney's fees) incurred.

                                  Governing Law

     11. This Agreement shall be governed and interpreted in accordance with the laws of the State of California. The parties agree that any litigation for injunctive relief shall be resolved in the state or federal courts within Santa Clara County, California.

                                  Force Majeure

     12. Neither party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause beyond the control of such party ("Force Majeure"), provided that such party gives the other party written notice thereof promptly, and, in any event, within fifteen (15) days of discovery thereof and uses its best effort to cure the breach. In the event of such a Force Majeure, the time for performance of cure shall be extended for a period equal to the duration of the Force Majeure but not in excess of two (2) months.

                                  Severability

     13. Should any provision of this Agreement be held void, invalid or inoperative, the remaining provision of this Agreement shall not be affected and shall continue in effect as though such provisions were deleted.

                                     Notice

     14. Any notice required or permitted to be sent hereunder shall be in writing and shall be sent to either party at the address listed above for such party, or such other addresses which either party may so notify the other. In the event notice is sent pursuant to the terms set forth hereinabove, then such notice shall be deemed delivered if hand delivered or if mailed postage prepaid by registered or certified mail return receipt requested. All other notices shall be deemed delivered if mailed postage prepaid by first class mail.

                                Entire Agreement

     15. This Agreement states the entire Agreement between the parties with respect to the subject hereof and supersedes all prior negotiations, understanding, and agreements between the parties hereto concerning the subject matter hereof. No amendment or modification of this Agreement shall be made except by an instrument in writing signed by both parties.


                  CLINIMETRICS RESEARCH ASSOCIATES, INC.

                  By:                    /s/        [illegible]

                  Title:                 President

                  Date:                  January 8, 1996

                  Federal Tax I.D. No.:  77-0272046



                  BIOMUNE SYSTEMS, INC.

                  By:                    /s/  David G. Derrick

                  Title:                 Chief Executive Officer

                                         As agent for Optim Nutrition, Inc.



                                   APPENDIX A


                                    HOURS    $/HOUR   TOTAL
LABOR
Protocol Development                  60       65     3,900
Case Report Form Design               40       65     2,600
Site Recruitment/Mgnt.                20       65     1,300
Site Monitoring                       96       65     6,240
Data Management/Entry                260       35     9,100
Programming                           80       80     6,400
Analysis                             100      125    12,500
                Labor   Sub-Total                    42.040


                                    DAYS     $/DAY    TOTAL
TRAVEL
                      Site Visits     10      400     4,000
             Development Meetings      1      800       800
               Travel   Sub-Total                    $4,800


                                   QUANTITY $/UNIT    TOTAL
STUDY SUPPLIES
                Case Report Forms     50     30/ea    1,500
                    Study Manuals     10     20/ea      200
                  S/E   Sub-Total                    $1,700

Subtotal                                             48,540
Administrative Fee (10%)                              4,854
TOTAL                                               $53,394